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USA TECHNOLOGIES, INC.

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USA Technologies, Inc. issued the following press release on June 19, 2012:

FOR IMMEDIATE RELEASE

Contact:
Veronica Rosa
VP Corp. Comm.  & Investor Relations
USA Technologies
484-359-2138
vrosa@usatech.com

New Customer Data From USA Technologies Shows Cashless Sales 84% Higher After One Year of Cashless Adoption

USAT Believes New Data Points to Accelerating Consumer Adoption of Cashless Payments Technology in Small-Ticket, Unattended Markets

MALVERN, PA, June 19, 2012 -- USA Technologies, Inc. (NASDAQ: USAT), (“USAT”), a leader of wireless, cashless payment and M2M telemetry solutions for small-ticket, self-serve retailing industries, today released new data collected from its 2012 Knowledge Base Study that highlights the business-building benefits of cashless payment adoption realized by USA Technologies’ ePort Connect® vending customers.  Most notably, the study revealed an impressive 84% increase in average annualized cashless sales in terminals that had adopted the cashless option for longer than one year compared to terminals using the cashless option for less than a year.

USAT evaluated data over a two and one-half month period from approximately 57,000 ePort Connect® cashless vending terminals across 39 different channels or industry sectors and customer types.  From the 57,000 connections studied, USAT compared a subset of 27,000 terminals where ePort Connect service had been live for greater than one year (the “Mature Subset”) to 30,000 terminals that were in early adoption stage or had been live for less than one year with a cashless option (the “New Installations” subset).

Major findings of the study include:

Mature Installations have a higher percentage of cashless sales than New Installations.

•	Average annualized cashless sales per machine was $3,615 for the Mature Subset, a remarkable 84% higher than the $1,970 for New Installations.

•	For all 57,000 terminals studied, average annualized cashless sales per machine of $2,736 was 39% higher than the $1,970 for New Installations only.

•	The percentage of cashless to total sales was 24% for New Installations compared to 33% for the Mature Subset – a nearly 10 percentage-point difference.

•	For all 57,000 terminals studied, 27% of the sales were cashless.

The higher the vend price, the more consumers take advantage of cashless payment.

•	The percent of cashless sales increased in direct proportion to an increase in the price of the average transaction.

•	For the entire 57,000 terminals studied, annualized cashless sales as a percent of total sales was highest for $2.00 plus transactions--34%--compared to 21% for under $1.00 transactions.

Cashless acceptance is increasing across all channels—from manufacturing to higher education.

•	The largest differences in average annualized cashless sales between New Installations and the Mature Subset were in the healthcare, workplace and education channels.

•	In the healthcare channel, average annual cashless sales for New Installations was $1,656 compared to $3,092 for the Mature Subset, or an 87% increase.

•	The workplace channel followed a similar pattern, with $2,072 for New Installations compared to $3,871 for the Mature Subset, an increase of 87%; and

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In education, which tends to attract a younger population more accustomed to cashless options, New Installation average annualized cashless sales per machine came in slightly higher, at $2,245, compared to $3,877 for the Mature Subset, which is 73% higher than in New Installations.

“By bifurcating our data for this 2012 study, we were able to gain more visibility as to how consumers utilize our cashless payment systems over time,” said Jim Turner, Vice President of Business Deployment Planning for USA Technologies.  “One of the most interesting things we found is that while consumer adoption appears to be gaining traction at all locations, in locations where our ePort Connect service has been utilized for a year or more, the results were considerably more pronounced.

“This is great news for our customers that are either contemplating or at the early stages of cashless adoption,” continued Turner.  “The results support our view that our customers should be able to realize more revenues the longer our cashless technology is installed on their machines.  In addition, when customers take advantage of new offerings, such as our Two-Tier Pricing Program, we believe that the benefits to their bottom line are even more compelling.”

Michael Kasavana, Ph.D. - NAMA Endowed Professor in the School of Hospitality Business at Michigan State University added, “The thrust of advancement in technology is enhancing the consumer vending experience while improving the vending operator’s profitability.  There is probably no more important aspect of this development than the acceptance of cashless transactions in vending, as a higher volume and greater variety of payment options benefit customers and vending operators alike.  This industry data from USA Technologies is further evidence that consumers want to make vending purchases with cashless payments.”

Business Deployment Planning

With over 155,000 connections now on its ePort Connect service, USAT is in a unique position to use substantial real-life data to help make its customers more successful.  Our deployment planning service was designed to guide operators to deploy cashless payments in the right locations, with the right settings and the right expectations for success.  In addition, ongoing cashless performance optimization is performed to assist vending operators aiming for a high level of performance.

“Our 2012 Knowledge Base Study gives us even more information about our customers and the business results they might expect when implementing the ePort Connect cashless payment and telemetry system,” said Mike Lawlor, Senior Vice President of Sales and Business Development for USA Technologies.  We also believe that the substantial improvements reported in cashless sales for the Mature Subset is beginning to translate to increased adoption of our service within our existing customer base.”

For more information regarding the 2012 Knowledge Base Study, contact a USA Technologies sales representative at 1-800-633-0340 or access the executive overview at the following link:  http://www.usatech.com/eport/downloads/USAT_KnowledgeBase_Study_2012.pdf

About USA Technologies:

USA Technologies is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management. USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries. The Company has been granted 79 patents and has agreements with Verizon, Visa, Compass, Crane and others. Visit our website at www.usatech.com.

Forward-looking Statements:

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the financial position, anticipated connections to our network, business strategy and the plans and objectives of USAT’s management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to USAT or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of USAT’s management, as well as assumptions made by and information currently available to the USAT’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions; the ability of USAT to retain key customers from whom a significant portion of its revenues is derived; the  costs and management distractions attendant to Mr. Tirpak’s nomination of himself and six other candidates as director nominees at the 2012 annual meeting of shareholders; the outcome of the proxy contest and related litigation; whether the actions of our former CEO which resulted in his separation from USAT or the Securities and Exchange Commission’s investigation would have a material adverse effect on the future financial results or condition of USAT; the ability of USAT to compete with its competitors to obtain market share; whether the significant increase in interchange fees for small ticket debit card transactions that became effective in October 2011 would adversely affect on our business in the future; the ability of USAT to obtain widespread commercial acceptance of its products; and whether USAT’s existing or anticipated customers purchase ePort devices in the future at levels currently anticipated by USAT.  Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this release. Unless required by law, USAT does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.